Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Acquires a

Free-Standing Retail Property for $11.4 Million

•	Principle tenant is Reasor’s Foods, a regional grocery chain, under a 20-year lease term

•	Purchase expands Wheeler’s presence in Oklahoma to four properties

Virginia Beach, VA – September 25, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today the acquisition of a 81,000 square foot free-standing retail property, for a purchase price of approximately $11.4 million, or $140.74 per square foot. The Company acquired the property through a sale-leaseback purchase contract with Reasor’s Foods.

The property is secured by a 20-year, single-net lease expiring in 2033 with Reasor’s Foods, one of the state’s largest grocers with 17 locations throughout Oklahoma. With this purchase, Wheeler will have fifteen properties in seven states across the Mid-Atlantic, Southeast and Midwest.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “We believe that the acquisition of Jenks Reasor’s is consistent with our strategy of acquiring retail focused properties with a stable tenant in a community-driven, tertiary market. This acquisition expands our presence in the growing Tulsa market, and we believe will help provide a strong return on our investment.”

Jenks Reasor’s – Jenks, Oklahoma

Built in 2011, Jenks Reasor’s is an 81,000 square foot free standing property and is located in one of fastest growing communities in the state.

The property is leased by Reasor’s Food an employee owned, regional grocery chain. The initial term of the lease will be 20 years and expires in 2033, with four five-year options to renew.

Location / Demographic Information

Jenks, Oklahoma has a population of 16,924 and is located in the metropolitan area of Tulsa County in the northeastern part of the state approximately 30 miles from Tulsa.

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) acquires a free-standing retail property located in Jenks, OK (photo above). The property is guaranteed by Reasor’s Foods. Additional information on the property can be found at the Company’s website: www.whlr.us. Photo courtesy of Wheeler.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as

Wheeler Real Estate Investment Trust Inc.	Page 2
September 25, 2013

community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward looking Statement

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company’s statements regarding potential future acquisitions and the anticipated profitability of such potential acquisitions are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com
Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com